Exhibit 4.7

BASIC ENERGY SERVICES, INC.
DESCRIPTION OF SECURITIES

The following summary of each of our capital stock, Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), Certificate of Designations of Series A Participating Preferred Stock (the “Certificate of Designations”) and Second Amended and Restated Bylaws (the “Bylaws”) does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law, our Certificate of Incorporation, our Certificate of Designations and our Bylaws, which are filed as Exhibits 3.1, 3.2 and 3.3 to this Annual Report on Form 10-K, respectively.
Authorized and Outstanding Capital Stock
Basic Energy Services, Inc., a Delaware corporation (“we”, or the “Company”), has authorized capital stock consisting of 80,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of March 12, 2020, there were 24,983,699 shares of the Company’s common stock and 118,805 shares of the Company’s Series A Preferred Stock (as defined below) outstanding.
Common Stock
Our Certificate of Incorporation authorizes us to issue 80,000,000 shares of common stock, par value $0.01 per share. As of March 12, 2020, there were 24,983,699 shares of the Company’s common stock outstanding, all of which are fully paid and non-assessable. Our common stock is traded on the OTCQX Best Market tier of the OTC Markets Group Inc. under the symbol “BASX”.
Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Because holders of common stock do not have cumulative voting rights, the holders of a majority of the shares of the voting shares represented by outstanding common stock and Series A Preferred Stock (as defined below) can elect all of the members of the board of directors (the “Board”) standing for election. Upon our liquidation, dissolution or winding up, and subject to any prior rights of outstanding preferred stock, the holders of our common stock will be entitled to share pro rata in the distribution of all of our assets available for distribution to our stockholders after satisfaction of all of our liabilities and the payment of the liquidation preference of any preferred stock that may be outstanding.
The holders of common stock are entitled to receive dividends as may be declared by the Board in its discretion out of any assets or funds of the Company legally available for the payment of dividends.
Other Rights
The holders of our common stock will have no preemptive or other subscription rights to purchase our common stock. There are no redemption or sinking fund provisions applicable to the common stock.
Preferred Stock
Our Certificate of Incorporation authorizes us to issue 5,000,000 shares of preferred stock, par value $0.01 per share, in one or more series with such voting powers, full or limited, or no voting powers and such designations, preferences and relative participation, optional or other special rights, and the qualifications, limitations or restrictions thereof as shall be stated in the resolutions of the Board providing for their issuance.

Series A Participating Preferred Stock
As of March 12, 2020, there were 118,805 shares of the Company’s Series A Participating Preferred Stock (“Series A Preferred Stock”) outstanding, all of which are fully paid and non-assessable. The rights of the stockholders of Series A Preferred Stock may not be amended by merger, consolidation or otherwise, in any manner which would adversely affect the rights, privileges or powers of the Series A Preferred Stock without, in addition to any other vote of stockholders required by law, the affirmative vote of the holders of two-thirds of the outstanding shares of Series A Preferred Stock, voting separately as a single class.
Ranking
Unless otherwise provided in the Certificate of Incorporation, or a certificate of designations relating to a subsequent series of preferred stock of the Company, the Series A Preferred Stock ranks junior to all other series of our preferred stock as to the payment of dividends and distributions of assets on liquidation, dissolution or winding up and senior to the common stock of the Company.
Liquidation Rights
Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Series A Preferred Stock are entitled to receive for each share of Series A Preferred Stock an amount equal to the product of the aggregate amount to be distributed per share to holders of the common stock of the Company multiplied by one thousand, hereinafter referred to as the Liquidation Multiple. The Liquidation Multiple is subject to adjustment in the event of any declaration or payment of dividends or distributions on the common stock of the Company payable in shares of common stock, or any subdivision or split or combination, consolidation, reverse split or reclassification of the outstanding shares of common stock into a greater or lesser number of shares of common stock. In each such case, the Liquidation Multiple thereafter applicable is to be the Liquidation Multiple immediately prior to such event multiplied by a fraction the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.
Consolidation, Merger, Combination or Exchange
Upon any consolidation, merger, combination or other transaction in which the shares of common stock of the Company are exchanged for or changed into other stock or securities, cash and/or any other property, each outstanding share of Series A Preferred Stock is entitled to, at the same time, be similarly exchanged for or changed into the aggregate amount of stock, securities and/or other property for which or into which each share of common stock is changed or exchanged multiplied by the highest of the Vote Multiple (as defined below), the Dividend Multiple (as defined below) or the Liquidation Multiple in effect immediately prior to such event.
Voting Rights
The holders of shares of Series A Preferred Stock are entitled to one thousand votes per share of Series A Preferred Stock on all matters submitted to a vote of the holders of common stock of the Company. The number of votes which a holder of shares of Series A Preferred Stock is entitled to cast, herein referred to as the “Vote Multiple”, is subject to adjustment from time to time. In the event of any declaration or payment of dividends or distributions on the common stock of the Company payable in shares of common stock, or any subdivision or split or combination, consolidation, reverse split or reclassification of the outstanding shares of common stock into a greater or lesser number of shares of common stock, then in each such case, the Voting Multiple thereafter applicable is to be the Vote Multiple immediately prior to such event multiplied by a fraction the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.
Except as otherwise provided by law, the holders of shares of Series A Preferred Stock and the holders of common stock vote together as a single class on all matters submitted to a vote of holders of common stock.
Dividends and Distributions
The holders of shares of Series A Preferred Stock are entitled to receive dividends or distributions when, as and if declared by the Board out of funds legally available for that purpose, with respect to each share of Series A Preferred Stock in an amount per share equal to the product of the aggregate per share amount of each cash or non-cash dividend declared on the common stock of the Company multiplied by one thousand, herein referred to as the “Dividend Multiple”. The Dividend Multiple is subject to adjustment in the event of any declaration or payment of dividends or distributions on the common stock of the Company payable in shares of common stock, or any subdivision or split or combination, consolidation, reverse split or reclassification of the outstanding shares of common stock into a greater or lesser number of shares of common stock. In each such case, the Dividend Multiple thereafter applicable is to be the Dividend Multiple immediately prior to such event multiplied by a fraction the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.
We will declare each dividend or distribution at the same time we declare any cash or non-cash dividend or distribution on the common stock of the Company in respect of which a dividend or distribution is required to be paid, and no cash or non-cash dividend or distribution on the common stock in respect of which a dividend or distribution is required to be paid may be paid or set aside for payment on the common stock unless a full dividend or distribution on the common stock has been simultaneously paid or set aside for payment on the Series A Preferred Stock.
The Board may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of any dividend or distribution declared thereon. The record date may not be more than sixty days prior to the date fixed for the payment thereof. If a record date is fixed for a dividend or distribution on the common stock of the Company in respect of which a dividend or distribution is required to be paid, such record date fixed for the Series A Preferred Stock must be the same date as the record date fixed for such dividend or distribution on the common stock.
Conversion
Upon written notice, subject to certain conversion procedures and the limitations, if any, imposed by Delaware General Corporation Law (the “DGCL”), the Company may elect to convert all or any portion of the outstanding shares of Series A Preferred Stock into shares of authorized but unissued shares of common stock. In addition, upon written notice, subject to certain conversion procedures and the limitations, if any, imposed by the DGCL, each holder of Series A Preferred Stock may elect to convert all or any portion of the outstanding shares of Series A Preferred Stock held by such holder into authorized but unissued shares of common stock available for conversion. In the event that a holder of Series A Preferred Stock elects to convert all or a portion of its shares of Series A Preferred Stock, the Company will set a conversion date that will not be less than three business days or more than twenty business days following receipt of conversion notice.
Upon any election for conversion, the shares of Series A Preferred Stock to be converted will be converted into a number of shares of common stock equal to the product of the number of shares of Series A Preferred Stock being so converted multiplied by one thousand, herein referred to as the “Conversion Multiple”. The Conversion Multiple is subject to adjustment in the event of any declaration or payment of dividends or distributions on the common stock of the Company payable in shares of common stock, or any subdivision or split or combination, consolidation, reverse split or reclassification of the outstanding shares of common stock into a greater or lesser number of shares of common stock. In each such case, the Conversion Multiple thereafter applicable is to be the Conversion Multiple immediately prior to such event multiplied by a fraction the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event. If the conversion is at the election of the Company and such request includes shares which constitute less than all outstanding shares of Series A Preferred Stock, the conversion of shares will be effectuated by the Company pro rata among all holders of Series A Preferred Stock.
All shares of common stock delivered upon conversion will be duly and validly authorized and issued, fully paid and non-assessable, free from all preemptive rights, taxes, liens, security interests, charges and encumbrances (other than liens, security interests, charges or encumbrances created by or imposed upon the holder thereof or taxes in respect of any transfer occurring contemporaneously therewith involving the issuance or delivery of shares in name other than that of the holder of the shares to be converted). All shares of Series A Preferred Stock that are converted will be automatically cancelled and retired and cease to exist, and will return to the status of authorized but unissued shares of preferred stock undesignated as to series.
Redemption
The shares of Series A Preferred Stock are not redeemable at the option of the Company or any holder thereof. Notwithstanding the foregoing sentence, we may acquire shares of Series A Preferred Stock in any other manner permitted by law, by the provisions of the Series A Preferred Stock Certificate of Designation and by the Certificate of Incorporation.
Reacquired Shares
Any shares of Series A Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever will be retired and cancelled promptly after the acquisition thereof. All such shares upon their retirement and cancellation will become authorized but unissued shares of preferred stock, without designation as to series.
Other Rights
The holders of our Series A Preferred Stock have no preemptive or other subscription rights to purchase our Series A Preferred Stock or common stock. The Series A Preferred Stock will not have the benefit of any sinking fund.
Stock Options and Warrants
There are currently outstanding warrants held by our former equity holders to purchase up to approximately 2,066,627 shares of our common stock. These warrants are exercisable at a purchase price of $55.25 per share and expire on December 23, 2023. These warrants were issued by us on December 23, 2016 pursuant to the First Amended and Restated Joint Prepackaged Chapter 11 Plan of Basic Energy Services, Inc. and its affiliated debtors.
As of March 12, 2020, we had 226,640 outstanding options to purchase our common stock, issued under the Basic Energy Services, Inc. Management Incentive Plan (“MIP”), and 330,552 shares of unvested restricted stock, issued under the Basic Energy Services, Inc. 2019 Long Term Incentive Plan (“LTIP”). We may in the future issue additional stock options and restricted shares of common stock to certain officers and directors and to third-party consultants pursuant to the LTIP, the Basic Energy Services, Inc, Non-Employee Director Incentive Plan or other equity incentive plan adopted by the Board.
Anti-Takeover Effects of Provisions of our Certificate of Incorporation, our Bylaws and Delaware Law
Some provisions of Delaware law, our Certificate of Incorporation and our Bylaws described below could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise; or removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.
These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.
Delaware Law
We are subject to the provisions of Section 203 of the DGCL, regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s outstanding voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:
•the transaction is approved by the Board before the date the interested stockholder attained that status;
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or
•on or after such time, the business combination is approved by the Board and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.
Certificate of Incorporation and Bylaws
Provisions of our Certificate of Incorporation and Bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock.
Among other things, our Certificate of Incorporation and Bylaws:

•permit the Board to issue up to 5,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;
•provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office;
•provide that our Bylaws may only be amended by the affirmative vote of the majority of the Board or the holders of two-thirds of our then outstanding common stock;
•preclude the ability of our stockholders to call special meetings of stockholders;
•preclude the ability of our stockholders to remove directors without cause;
•eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the DGCL and indemnify our directors and officers to the fullest extent permitted by the DGCL;
•provide for a classified Board divided into three classes serving staggered three-year terms, making it more difficult for stockholders to change the composition of the Board;
•provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder’s notice; and
•do not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.
Limitation of Liability and Indemnification Matters
Our Certificate of Incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware law. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:
•for any breach of the director’s duty of loyalty to the corporation or its stockholders;
•for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•for unlawful payment of dividend or unlawful stock purchase or redemption; or
•for any transaction from which the director derived an improper personal benefit.
Our Certificate of Incorporation and Bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We believe that the limitation of liability provision in our Certificate of Incorporation will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.